SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 0-23230
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                                PHS Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


            744 Shenango Road, Beaver Falls, PA 15010 (724) 846-7300
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.10 per share
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       |X|        Rule 12h-3(b)(1)(i)       |_|
         Rule 12g-4(a)(1)(ii)      |_|        Rule 12h-3(b)(1)(ii)      |_|
         Rule 12g-4(a)(2)(i)       |_|        Rule 12h-3(b)(2)(i)       |_|
         Rule 12g-4(a)(2)(ii)      |_|        Rule 12h-3(b)(2)(ii)      |_|
                                              Rule 15d-6                |_|

         Approximate number of holders of record as of the certification or notice date: None

         Effective 12/20/01, PHS Bancorp, Inc. merged with and into PHSB Financial Corporation (0-33419)


         Pursuant to the requirements of the Securities Exchange Act of 1934 PHS Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       12/21/01                   By: /s/James P. Wetzel, Jr.
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                                           James P. Wetzel, Jr.,
                                           President and Chief Executive Officer